Exhibit 99.1

      Leiner Health Products Reports Third Quarter 2006 Results;
                     Gross Margins Improve To 23%

    CARSON, Calif.--(BUSINESS WIRE)--Jan. 31, 2006--Leiner Health Products Inc. today announced its financial results for the third quarter ended December 24, 2005.
    Net sales for the quarter were $181.2 million compared to $189.3 million for the same period in fiscal 2005, a 4.3% decrease. For the first nine months of fiscal 2006, net sales totaled $495.8 million compared to $510.3 million in the first nine months of fiscal 2005, a 2.9% decrease.
    Leiner reported net income of $1.5 million for the quarter and a net loss of $4.1 million for the first nine months of FY06, compared to net income of $8.1 million and net loss of $54.3 million for the corresponding periods in fiscal 2005. Leiner recognized $88 million in recapitalization expenses in the first nine months of FY05 and reversing the impact of these costs, net income would have been $19.1 million for the first nine months of FY05. Net income for the quarter was negatively impacted by $2.8 million from higher interest expenses and operating expenses resulting from the integration of the PFI acquisition, by $1.3 million from organizational restructuring, and by $3.7 million from lower sales levels and lower gross margins from product mix changes. Sales declined $6.1 million in Canada due to the decision by a significant OTC supplier in Canada to supply retail customers directly on selected items, and $1.9 million in the U.S. primarily due to changes in the timing of promotions in the company's warehouse club customers.
    Gross profit decreased $3.7 million in Q3 and $36.4 million for the first nine months compared to the prior year periods. However, consolidated gross margin was 23.0% in the third quarter, compared to 16.5% in the first two quarters of FY06. The improvement over the first two quarters resulted from stabilization of joint care margins on lower raw material costs and better fixed cost absorption from better plant throughput, which was more closely balanced with sales run rates.
    Credit Agreement EBITDA for the quarter was $22.6 million, compared to $25.3 million for the same period in fiscal 2005. For the first nine months of fiscal 2006, Credit Agreement EBITDA was $54.0 million, compared to $66.3 million during the first nine months of fiscal 2005. Credit Agreement EBITDA is a financial measure used in the company's Credit Agreement, which required Leiner to have met a Consolidated Indebtedness to Credit Agreement EBITDA Leverage Ratio and a Credit Agreement EBITDA to Consolidated Interest Expense Ratio. Leiner was in compliance with these financial covenants as of December 24, 2005. Credit Agreement EBITDA is a non-GAAP measure that should not be considered an alternative to income from operations or net income (loss) as a measure of operating results or cash flows as a measure of liquidity. See the "Calculation of Credit Agreement EBITDA" on page six for a reconciliation of Credit Agreement EBITDA to net income computed under U.S. generally accepted accounting principles
(GAAP).
    Robert Kaminski, Chief Executive Officer, commented, "As expected, our third quarter results mark the beginning of a return to profitability as a result of overcoming the challenges of the first two quarters. The PFI acquisition has been fully assimilated into the operations of Leiner, and we are working hard to improve margins and service levels of the acquired customers.
    "Category publicity has been somewhat positive with recent articles in U.S. News (12/26), Time (1/16), and an 18-page story in Newsweek (1/16). Additionally, although initial positive publicity from the NIH GAIT study was not what we had hoped for, the follow on media has been quite positive. Post-GAIT POS is up 3-5% versus pre-GAIT (November) levels. The most recent IRI data for January showed a total category increase of 8%, the highest we've seen in months. We remain excited about the potential in this product category and the position we have established for Leiner in the marketplace."

    Conference Call Information

    Leiner will conduct a conference call on Wednesday, February 1, 2006 at 11:00 a.m. Eastern time to discuss third quarter-2006 results. The public is invited to attend. The dial-in number for the call is 706-634-0167. The call is also being webcast and can be accessed through the "Investor Information" section of the company's website, www.leiner.com. For those who cannot listen to the live broadcast, a telephone replay of the call will be available from February 1, at 2:00 p.m. Eastern Time through February 8, 2006, and can be accessed by dialing 706-645-9291, conference ID #4401828. An archived webcast will also be available on Leiner's website.

    Additional information regarding Leiner's fiscal 2006 will be contained in the company's Quarterly Report on Form 10-Q, which will be posted on the company's Web site, www.leiner.com, by 5:00 p.m. PST, February 8, 2006. The Quarterly Report on Form 10-Q will also be available through the SEC's Web site, www.sec.gov.

    About Leiner Health

    Founded in 1973, Leiner Health Products, headquartered in Carson, Calif., is America's leading manufacturer of store brand vitamins, minerals, and nutritional supplements and its second largest supplier of over-the-counter pharmaceuticals in the food, drug, mass merchant and warehouse club (FDMC) retail market, as measured by retail sales. Leiner provides nearly 40 FDMC retailers with over 3,000 products to help its customers create and market high quality store brands at low prices. It also is the largest supplier of vitamins, minerals and nutritional supplements to the US military. Leiner markets its own brand of vitamins under YourLife(R) and sells over-the-counter pharmaceuticals under the Pharmacist's Formula(R) name. Last year, Leiner produced 27 billion doses that help offer consumers high quality, affordable choices to improve their health and wellness.

    Forward-looking Statement

    This press release contains "forward-looking statements" that are subject to risks and uncertainties. These statements often include words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or similar expressions. These statements are only predictions. In addition to risks and uncertainties noted in this press release, there are risks and uncertainties that could cause the company's actual operating results to differ materially from those anticipated by some of the statements made. Such risks and uncertainties include: (i) slow or negative growth in the vitamin, mineral, supplement or over-the-counter pharmaceutical industry; (ii) adverse publicity regarding the consumption of vitamins, minerals, supplements or over-the-counter pharmaceuticals; (iii) increased competition; (iv) increased costs; (v) increases in the cost of borrowings and/or unavailability of additional debt or equity capital;
(vi) changes in general worldwide economic and political conditions in the markets in which the company may compete from time to time; (vii) the inability of the company to gain and/or hold market share of its customers; (viii) exposure to and expenses of defending and resolving product liability claims and other litigation; (ix) the ability of the company to successfully implement its business strategy; (x) the inability of the company to manage its operations efficiently; (xi) consumer acceptance of the company's products; (xii) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators; (xiii) the mix of the company's products and the profit margins thereon; and (xiv) the availability and pricing of raw materials. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                      LEINER HEALTH PRODUCTS INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               UNAUDITED
                        (dollars in thousands)

                               Three months ended   Nine months ended
                               ------------------- -------------------

                               December  December  December  December
                               25, 2004  24, 2005  25, 2004  24, 2005
                               --------- --------- --------- ---------

Net sales                      $189,303  $181,243  $510,349  $495,765
Cost of sales                   143,628   139,282   380,156   402,004
                               --------- --------- --------- ---------

Gross profit                     45,675    41,961   130,193    93,761
Marketing, selling and
 distribution expenses           14,198    15,355    43,870    43,390
General and administrative
 expenses                         8,080     9,334    26,824    25,591
Research and development
 expenses                         1,550       855     3,981     3,299
Amortization of other
 intangibles                         80        10       240        29
Restructuring charges                 -     1,305         -     1,305
Recapitalization expenses           607         -    87,963         -
Other operating expense             726       434     1,654     1,041
                               --------- --------- --------- ---------

Operating income (loss)          20,434    14,668   (34,339)   19,106
Interest expense, net             7,970     9,645    24,423    27,186
                               --------- --------- --------- ---------

Income (loss) before income
 taxes                           12,464     5,023   (58,762)   (8,080)
Provision for (benefit from)
 income taxes                     4,331     3,526    (4,484)   (3,949)
                               --------- --------- --------- ---------

Net income (loss)                 8,133     1,497   (54,278)   (4,131)

Accretion on preferred stock          -         -   (39,211)        -
                               --------- --------- --------- ---------

Net income (loss) attributable
 to common shareholder           $8,133    $1,497  $(93,489)  $(4,131)
                               ========= ========= ========= =========


                      LEINER HEALTH PRODUCTS INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
               (dollars in thousands, except share data)

ASSETS                                          March 26, December 24,
                                                   2005       2005
                                                --------- ------------
                                                           Unaudited
Current assets:
 Cash and cash equivalents                       $16,951       $7,299
 Accounts receivable, net of allowances of
  $3,113 and $4,994 at March 26, 2005 and
  December 24, 2005, respectively                 80,250       85,898
 Inventories                                     164,910      159,120
 Income tax receivable                             2,310        8,274
 Prepaid expenses and other current assets        17,492       18,229
                                                --------- ------------
     Total current assets                        281,913      278,820
Property, plant and equipment, net                65,554       80,187
Goodwill                                          52,317       54,507
Other noncurrent assets                           17,014       16,891
                                                --------- ------------

     Total assets                               $416,798     $430,405
                                                ========= ============

LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
 Accounts payable                               $101,639      $83,524
 Accrued compensation and benefits                 9,634        8,218
 Customer allowances payable                       9,576       13,286
 Accrued interest                                  9,093        6,597
 Other accrued expenses                           13,304       16,786
 Current portion of long-term debt                 5,536        4,787
                                                --------- ------------

     Total current liabilities                   148,782      133,198
Long-term debt                                   390,990      411,559
Other noncurrent liabilities                           -          156
                                                --------- ------------

     Total liabilities                           539,772      544,913
Commitments and contingencies
Common stock, $0.01 par value; 3,000,000 shares
 authorized, 1,000 issued and outstanding at
 March 26, 2005 and December 24, 2005                  -            -
Capital in excess of par value                       469       13,484
Accumulated deficit                             (126,357)    (130,488)
Accumulated other comprehensive income             2,914        2,496
                                                --------- ------------

     Total shareholder's deficit                (122,974)    (114,508)
                                                --------- ------------

     Total liabilities and shareholder's
      deficit                                   $416,798     $430,405
                                                ========= ============


                      LEINER HEALTH PRODUCTS INC.
                Calculation of Credit Agreement EBITDA
                        (dollars in thousands)

                               Three months ended   Nine months ended
                               ---------------------------------------

                               December  December  December  December
                               25, 2004  24, 2005  25, 2004  24, 2005
                               --------- --------- --------- ---------

Net income (loss)                $8,133    $1,497  $(54,278)  $(4,131)
Provision for (benefit from)
 income taxes                     4,331     3,526    (4,484)   (3,949)
Interest expense, net             7,970     9,645    24,423    27,186
Depreciation and amortization     3,530     3,706    10,209    11,662
Recapitalization expenses (1)       607         -    87,963         -
Asset write-down (2)                  -         -         -     5,659
Non-cash stock compensation
 expense (3)                          -         5         -        15
Expenses related to permitted
 acquisition (4)                      -     1,117         -     1,439
Expenses related to joint care
 and other products (5)               -         -         -    12,400
Restructuring charges (6)             -     1,305         -     1,305
Price difference between PFI's
 purchased inventory and
 Leiner's manufacturing cost (7)      -       536         -       536
Expenses related to supplies to
 customers of PFI (8)                 -       891         -       891
Management fees (9)                 732       409     2,508     1,013
                               --------- --------- --------- ---------

Credit Agreement EBITDA (10)    $25,303   $22,637   $66,341   $54,026
                               ========= ========= ========= =========

    (1) Represents consulting, transaction, legal and accounting fees associated with the May 2004 Recapitalization in fiscal 2005. These fees were included as a separate item in the condensed statement of operations and in operating activities in the condensed consolidated statement of cash flows.
    (2) Represents the establishment of a reserve for anticipated customer returns and the reduction of the carrying value of inventory related to certain branded products in the first quarter of fiscal 2006. This charge resulted in a reduction to gross profit in the condensed consolidated statement of operations and in operating activities in the condensed consolidated statement of cash flows for the nine months ended December 24, 2005.
    (3) Non-cash compensation expenses are included in the general and administrative expenses in the condensed consolidated statement of operations and in operating activities in the condensed consolidated statement of cash flows.
    (4) Represents internal expenses incurred in connection with the agreement to purchase substantially all of the OTC assets of PFI. These expenses are included in the general and administrative expenses in the condensed consolidated statement of operations and in operating activities in the condensed consolidated statement of cash flows.
    (5) Represents add back of expense incurred in connection with the joint care customer in-stock investments, inventory reduction impact and other expenses as stipulated in the Amendment to the Credit Agreement. These expenses resulted in a reduction to gross profit in the condensed consolidated statement of operations for the nine months ended December 24, 2005.
    (6) Represents severance and other related costs incurred in connection with the elimination of approximately 86 positions in the third quarter of fiscal 2006. These expenses were included as a separate item in the condensed statement of operations and in operating activities in the condensed consolidated statement of cash flows.
    (7) Represents the value of inventory purchased solely in connection with the PFI Acquisition for prices above our manufacturing cost. This charge resulted in a reduction to gross profit in the condensed consolidated statement of operations and in operating activities in the condensed consolidated statement of cash flows for the nine months ended December 24, 2005.
    (8) Represents expenses incurred in connection with operating facilities that prior to the PFI Acquisition were operated by the PFI Business and to provide adequate inventory and to ensure continuous supplies to customers of PFI Business. This charge resulted in a reduction to gross profit in the condensed consolidated statement of operations and in operating activities in the condensed consolidated statement of cash flows for the nine months ended December 24, 2005.
    (9) Management fees are included in other operating expenses in the condensed consolidated statement of operations and in operating activities in the condensed consolidated statement of cash flows.
    (10) Credit Agreement EBITDA is calculated in accordance with the definitions contained in our Amendment to the Credit Agreement described under "Credit Agreement EBITDA."

    CONTACT: Leiner Health Products
             Rob Reynolds, 310-952-1511
             or
             Lippert/Heilshorn & Assoc.
             Jody Burfening / Harriet Fried, 212-838-3777